As filed with the Securities and Exchange Commission on October 10, 2007

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VITA FOOD PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	36-3171548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2222 West Lake Street
Chicago, Illinois	60612
(Address of Principal Executive Offices)	(Zip Code)

VITA FOOD PRODUCTS, INC.
2006 STOCK OPTION PLAN
2006 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Clifford K. Bolen

President and Chief Executive Officer
Vita Food Products, Inc.
2222 West Lake Street
Chicago, Illinois  60612

(Name and address of agent for service)

(312) 738-4500

(Telephone number, including area code, of agent for service)

Please address a copy of all communications to:

Leslee M. Cohen
Much Shelist Denenberg Ament & Rubenstein, P.C.
191 N. Wacker Drive, Suite 1800
Chicago, Illinois  60606
Telephone:  (312) 521-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock (par value $0.01 per share) to be issued and delivered pursuant to the 2006 Stock Option Plan	475,000	1.33	631,750.00
Common Stock (par value $.01 per share) to be	125,283	1.33	166,626.39
issued and delivered pursuant to the 2006	10,582	1.85	19,576.70
Employee Stock Purchase Plan	14,135	1.95	27,563.25
Total			$845,516.34	$25.96

(1)    This registration statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Plan in the event of stock dividends, stock splits, recapitalizations or other changes in the common stock.  The shares subject to this registration statement reflect the shares issued and issuable pursuant to the Vita Food Products, Inc. 2006 Stock Option Plan and 2006 Employee Stock Purchase Plan, which may be reoffered in accordance with the provisions of Form S-8.

(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 as follows:  (i) in the case of shares of common stock which have been issued, the fee is calculated on the basis of the price at which such shares were offered by the registrant; and (ii) in the case of shares of common stock which have not yet been issued and the purchase price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of common stock as quoted on the American Stock Exchange on October 8, 2007 (within five business days prior to filing this registration statement).

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EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.01 per share, of Vita Food Products, Inc. (“Vita”), that may be sold under the Vita Food Product, Inc. 2006 Stock Option Plan (the “Option Plan”) and 2006 Employee Stock Purchase Plan (the “Purchase Plan” and, together with the Option Plan, the “Plans”).

This registration statement contains two parts.  The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8).  The second part contains information required in the registration statement pursuant to Part II of Form S-8.  Pursuant to the Note to Part I of Form S-8, the Plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”).

Vita will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible Plan participants pursuant to Rule 428(b) of the Securities Act of 1933 (the “Securities Act”) or additional information about the Plans.  Requests should be directed to Vita Food Products, Inc., 2222 West Lake Street, Chicago, Illinois 60612, attention:  R. Anthony Nelson (telephone 312-738-4500).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified in Part I of this Registration Statement on Form S-8 (the “Registration Statement”) have been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act.  These document(s) are not being filed with the Commission but constitute (along with documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.  Vita will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, Vita will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

VITA FOOD PRODUCTS, INC.

499,717 SHARES OF COMMON STOCK

REOFFER PROSPECTUS

OCTOBER 9, 2007

This reoffer prospective covers:  (i) 475,000 shares of common stock of Vita Food Products, Inc. issuable under  the Vita Food Products, Inc. 2006 Stock Option Plan (the “Option Plan”) and (ii) 24,717 shares of common stock of Vita issued under the Vita Food Products 2006 Employee Stock Purchase Plan (the “Purchase Plan”).  Our common stock is quoted on the American Stock Exchange under the symbol “VSF.”  On October 8, 2007, the closing price of a share of our common stock on the American Stock Exchange was $1.35 per share.

The shares of common stock of Vita covered by this reoffer prospectus may be offered and sold to the public by certain stockholders of Vita (the “Selling Securityholders”) including 108,217 shares held by Selling Securityholders who have acquired options under the Option Plan or shares the Purchase Plan prior to the filing of the registration statement of which this prospectus is a part.  The Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the American Stock Exchange or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods.  These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers.  Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).  In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

To the knowledge of Vita, the Selling Securityholders do not have any arrangements with any brokerage firms regarding the sale of their shares.

Vita will not receive any proceeds from the sale of the shares by the Selling Securityholders.

Investing in our common stock involves risks.  Please see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is October 9, 2007.

Until November 19, 2007, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information in this reoffer document or any supplement.  We have not authorized anyone to provide you with information that is different from that which is contained or incorporated by reference into this document.  This document may only be used where it is legal to sell these securities.  You should assume that the information in this document is accurate only as of the date of this document.

ADDITIONAL INFORMATION

Vita has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby.  This reoffer prospectus does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits thereto. For further information with respect to Vita and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto.  Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

Vita is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission.  The registration statements, including exhibits, and the reports and other information filed by Vita can be inspected without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Copies of such material can be obtained from such offices at fees prescribed by the Commission.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  The address of this site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Commission, are incorporated by reference herein:

(a)           Vita’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 17, 2007 and amended on May 1, 2007 and May 4, 2007;

(b)           Vita’s Current Report on Form 8-K, filed on April 18, 2007;

(c)           Vita’s Current Report on Form 8-K, filed on April 18, 2007;

(d)           Vita’s Current Report on Form 8-K, filed on April 27, 2007;

(e)           Vita’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 15, 2007;

(f)            Vita’s Current Report on Form 8-K, filed on May 16, 2007;

(g)           Vita’s Current Report on Form 8-K, filed on June 21, 2007;

(h)           Vita’s Current Report on Form 8-K, filed on June 29, 2007;

(i)            Vita’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed on August 14, 2007;

(j)            Vita’s Current Report on Form 8-K, filed on August 14, 2007;

(k)           Vita’s Current Report on Form 8-K, filed on August 21, 2007; and

(l)            The description of the common stock set forth in Vita’s Registration Statement on Form 8-A (File No. 1-12599) filed with the Commission on May 6, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by Vita pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this reoffer prospectus and to be a part hereof from the date of filing of such documents.  Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

Vita will provide without charge to any person, including any beneficial owner, to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in this reoffer prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus).  Requests should be directed to R. Anthony Nelson at Vita Food Products, Inc., 2222 W. Lake Street, Chicago, Illinois 60612.  Vita’s telephone number is 312-738-4500 and its Web site is located at http://www.vitafoodproducts.com.  Information on Vita Food Products’ Web site is not incorporated by reference into this reoffer prospectus.

REOFFER PROSPECTUS SUMMARY

The following summary may not contain all of the information that may be important to you.  You should read the entire reoffer prospectus before deciding whether to invest in our common stock.  The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this reoffer prospectus and the documents incorporated herein by reference.

VITA FOOD PRODUCTS, INC.

We have been engaged in the sale of specialty food products under the Vita brand name for over 70 years.  We believe that our long history of producing and marketing quality products has created a strong recognition of the Vita brand name among consumers and has enabled us to build an extensive national distribution network of established food brokers for the sale of our products to supermarket chains and wholesale clubs and to institutional/food service operations, such as restaurant chains, hotels, country clubs, cruise lines and other bulk purchasers.  We are the leading processor of herring products and cured and smoked salmon products in the United States and have been producing and selling herring products for over 70 years and cured and smoked salmon products for over 30 years.  Our products include a variety of cuts of pickled herring in cream and wine based sauces, and lox and nova salmon.  We market other complementary specialty food products, such as cream cheese with salmon, shrimp cocktail, horseradish, cocktail, tartar sauces and salad dressings, all of which we purchase from third party food producers and market under the Vita brand name pursuant to co-packing arrangements, with the exception of the salad dressing products, which are now produced by our subsidiary.  Historically, we have increased our sales through acquisitions that have enabled us to add new product lines and expand our existing product lines.  We market and, in some cases, also produce related specialty food products under other brand names, some of which are recognized regional brand names, in certain regions of the country, that have been licensed to us.

We significantly expanded our line of specialty food products in 2002 and 2001 with the acquisitions of The Halifax Group, Inc. (“Halifax”) and the Virginia Honey Company, Inc. (“Virginia Honey”), respectively.  We have formed Vita Specialty Foods, Inc.  as a wholly owned subsidiary and a separate business unit to consolidate the operations of Virginia Honey and Halifax.  This segment specializes in processing and marketing, (i) under the Virginia Brand name, honey, salad dressings, sauces, jams and jellies and gift basket products; (ii) under its Oak Hill Farms® brand name, a line of salad dressings, gourmet sauces, and beverages; and (iii) under its Scorned Woman® brand name, a line of hot sauce based products.  In addition, the Vita Specialty Foods segment has brand name product licensing agreements with Cadbury Schweppes (Dr. Pepper®, 7-UP® and A&W® Root Beer), Budweiser™, Jim Beam® and certain colleges and universities under which we produce and market various cooking sauces, steak sauces, marinades and other  gourmet related products.  As a result of the acquisitions of Halifax and Virginia Honey, we leveraged our sales and distribution network to provide national exposure to the products of the Vita Specialty Foods segment.  We also expect to continually introduce new products with a goal of enhancing the aforementioned brand names.

We own a manufacturing facility located in Chicago, Illinois and lease another manufacturing facility located in Martinsburg, West Virginia, and consider both of our facilities to be in good operating condition. Our principal executive office is located at 2222 W. Lake Street, Chicago, Illinois 60612, and our telephone number is 312-738-4500.  We maintain a site on the World Wide Web at http:       www.vitafoodproducts.com; however, the information found on our Website is not part of this reoffer prospectus.

RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES RISK.  YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS REOFFER PROSPECTUS BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK.  THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE.  ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT WE DO NOT KNOW ABOUT NOW OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS.

In addition to the other information in this reoffer prospectus, prospective investors should carefully consider the following risk factors in evaluating us, our business and an investment in our common stock.  Unless otherwise specified in this document, the terms “we,” “us” or “our” refers to Vita Food Products, Inc.

We have incurred substantial indebtedness.  Amounts outstanding under our revolving credit facility, Term A facility, Term B facility and Term C facility at June 30, 2007 were approximately $4,204,583; $4,802,000; $150,000 and $1,000,000, respectively.  The ratio of long term debt to total capitalization was 47% at June 30, 2007.  This substantial indebtedness represents an element of risk in the event that our operating proceeds are insufficient to meet the principal and interest payments on our indebtedness.  There can be no assurances that the current Loan Agreement will be renewed under similar terms and conditions. If our cash flow is insufficient to service our debt, the value of our equity could be reduced or eliminated through foreclosure.

Restrictions imposed by the terms of our Loan Agreement may limit our operating and financial flexibility.  All of our assets have been pledged as security for any borrowings under our Loan Agreement. The Loan Agreement, as amended on April 13, 2007, reset the financial covenants to begin with the six months ended June 30, 2007 and to only include a minimum EBITDA and a minimum cash flow coverage ratio.   Our failure to comply with our obligations under the Loan Agreement may result in an event of default, which, if not cured or waived, may permit acceleration of the indebtedness under the Loan Agreement.  We most likely would not have sufficient funds available to pay any accelerated indebtedness and cannot be certain that we would even have the ability to refinance accelerated indebtedness on favorable terms should an event of default occur.

Changes in interest rates affect the interest rate payable under our Loan Agreement. We are exposed to interest rate fluctuations, primarily as a result of the fact that rates under our Loan Agreement are based on a factor of the prime rate and thus subject to market fluctuations.  We do not currently use derivative instruments to alter the interest rate characteristics of any debt.

We will be exposed to increased costs and risks associated with complying with increasing and new regulations of corporate governance and disclosure standards.  The compliance date for reporting on internal controls by non-accelerated filers will impact our 2007 Form 10-K.  We expect to continue to spend an increased amount of management time and internal and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and American Stock Exchange rules.  In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control system beginning as of December 31, 2007, and attestations of the effectiveness of these systems by our independent auditors beginning as of December 31, 2008.  The assessment and attestation process are relatively new to us.  Accordingly, we may encounter problems or delays in completing our obligations which may adversely affect the price of our common stock.  Moreover, the process of documenting and testing internal control systems and procedures and considering improvements that will be necessary in order for us to comply with the requirements of Section 404 by the end of 2007 may require us to hire outside advisory services and has resulted in additional accounting and legal expenses.  While we believe that we currently have adequate internal controls over financial reporting, in the event that the chief executive officer, chief financial officer or independent auditors determine that the controls over financial reporting are not effective as defined under Section 404, investors’ perceptions of us could be adversely affected and could cause a decline in the market price of our stock.

General economic conditions and conditions in the retail environment could adversely affect our customers.  Our largest customers are in the retail grocery business and we guarantee the sales to the majority of these customers.  Accordingly, a slow down in the economy, especially in the retail market could directly affect our revenues and profitability.

We are dependent on a few large customers.  During 2006, our three largest customers represented 24%, 11% and 11% of our net sales.  We do not have a long term contract with either of these customers and the loss of either customer would have a material adverse affect on the Company’s business.

Reduced spending by customers could significantly impact our operating results, financial condition and cash flows.  There can be no assurance that our principal customers will continue to purchase products from us at the current levels. Orders from our customers are affected by factors such as new product introductions, product life cycles, inventory levels, manufacturing strategies, contract awards, competitive conditions and general economic conditions. The reduction, delay or cancellation of orders or a delay in shipment of products to such customers could have a material adverse effect on our operating results, financial condition and cash flows.

Prices of our raw materials regularly fluctuate.  The cost of our raw materials, especially herring, salmon and honey, represents a large portion of the cost to customers of our products.  Customers may be unwilling to pay cost increases resulting from increases in raw material prices.  A significant increase in the cost of our products which cannot be passed on to the customers could have an adverse affect on our revenues and profits.

Howard Bedford, a member of the board of directors, controls approximately 53.4% of our outstanding voting stock.  On June 29, 2007, we issued to MDB Alternative Investments L.L.C., an entity controlled by Mr. Bedford, 2,400,000 shares of our common stock and warrants to purchase a total of 2,000,000 additional shares of common stock in consideration for an investment of $3,000,000 in the Company.  As a result of this transaction, Mr. Bedford currently controls approximately 38.1% of our outstanding common stock and, if he exercises all of MDB’s warrants, he would control approximately 53.4% of our outstanding common stock.  By virtue of this significant ownership percentage, Mr. Bedford has substantial influence over the Company’s affairs and the election of the members of our board of directors.  He also may be able to prevent or cause a change in control of the Company.

Our reserves may be inaccurate.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts.  Actual results may differ from these estimates.

Our quality control procedures could fail to detect a quality issue.  Although the Company has six full-time employees responsible primarily for ensuring the quality of all the Company’s products by overseeing the production process and by frequently testing the consistency of the products as they are produced, and the Company uses high-tech equipment in its production processes dedicated solely to quality control purposes, the Company’s quality control procedures could fail to detect a particular issue affecting the quality of one or more of its products.

We have numerous competitors with financial and other resources greater than ours.  We encounter competition from a number of competitors in the sale of our products. Many of our competitors have financial, product development and other resources greater than ours. Our inability to compete with our competitors effectively by developing and introducing innovative new products on a timely basis could have an adverse affect on our results of operations.

Our business is seasonal in nature.  Many of our products are seasonal in nature causing a concentration of annual revenue generation to occur in a relatively short time span.  Consequently, a loss of business during the peak business season, for any reason, may result in reduced full year revenues.

We may be unable to execute our acquisition strategy.  Our long term strategy includes a focus on acquisitions.  We anticipate that significant future growth, if any, will be the result of the acquisition strategy and the successful integration of the acquired businesses into the existing operations.  Currently, we have no agreements or understandings with respect to any acquisitions and there can be no assurance that we will be successful in pursuing other potential acquisitions.  Moreover, no assurances can be given that any completed acquisition will be beneficial to us or that the operations of an acquired entity will be successfully integrated into our operations.  In addition, the costs associated with this strategy, means of financing any potential acquisitions, and consummation and integration of any potential acquisitions could significantly impact our financial and operating performance.

We may experience significant volatility in our stock price which may negatively impact our ability to finance future growth.  The trading price of our Common Stock is subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results and other events or factors. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. Our Common Stock has historically had relatively small trading volumes. As a result, small transactions in our Common Stock can have a disproportionately large impact on the quoted price of the Common Stock.  We believe that our future growth through either current operations or any future acquisitions may be at least partially financed through the capital markets.  Thus, fluctuations in our stock price will have an affect on the financing available.

We are dependent on attracting and retaining key personnel.  The Company believes the success of the organization is dependant upon the continued success of attracting and retaining talented personnel.

The terms of our relationships with our suppliers could change.  We do not have long term purchase agreements with any supplier.  Our ability to continue to procure key materials at a competitive price is critical to future success.  There can be no assurance that our current suppliers will not consolidate, go out of business, terminate their relationship with us or negatively change the terms upon which they service us.  We purchase herring from one supplier.  Other raw materials, such as salmon, and co-packed products are purchased from a number of sources, allowing us to negotiate competitive prices.  A consolidation of such suppliers could have an adverse affect on the price of our key materials.

Trade accounts receivable potentially subject us to significant concentrations of credit risk.  We primarily provide credit in the normal course of business.  In the year ended December 31, 2006, the Company had sales to three customers representing 24%, 11% and 11% of total annual net sales.  At December 31, 2006, these customers had open accounts receivable balances of $1,002,000, $618,000 and $1,104,000, respectively. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses, if necessary. However, actual write-offs could exceed those recorded allowances for doubtful accounts.

Promotional programs offered to our customers may result in excessive cost.  In accordance with industry practices, inventory is sold to customers often with the right to return or dispose if the merchandise is not resold prior to the expiration of its shelf life.  In order to support our products, various marketing programs are offered to customers, which reimburse them for a portion, or all of their promotional activities related to our products.  We regularly review and revise, when we deem necessary, estimates of costs to us for these marketing and merchandising programs based on estimates of what has been incurred by customers.  Actual costs incurred by us may differ significantly if factors such as the level and success of the customers’ programs or other conditions differ from expectations.

We could experience material goodwill impairment.  Our assets include a substantial amount of goodwill.  This is a result of the acquisition of Vita Specialty Foods.  The value of this goodwill is assessed at least annually.  If future operating performance at this business unit were to fall significantly below current levels, a non-cash charge to operating earnings for goodwill impairment could result as has happened in 2004 and 2006.  The impairments were principally due to the decline in the sales volume of Halifax products in 2004 and overall performance issues in 2006.

The cost and potentially reduced availability of petroleum based products and services, including freight, utilities and raw material surcharges, could impact our profitability.  Any significant increases in the prevailing price levels or any change in the supply availability of petroleum based products and services could have a significant affect on our costs.  A significant increase in costs which cannot be passed on to our customers will have an adverse affect on our profitability.

Government regulations including any future claims could have a negative impact.  Local authorities measure and assess the amount of certain pollutants discharged from the Chicago facility and entering the wastewater treatment system.  These authorities have the power to fine or temporarily close that production facility.  Furthermore, the quality of our products is regulated by the FDA and failure to comply with regulations could result in a product recall or temporary closure of a facility.  The Martinsburg, West Virginia facility uses ingredients under the regulation of the Alcohol, Tobacco and Firearms Agency and failure to comply with regulations could result in a product recall or temporary closing of the facility.

Certain of our employees are covered under a collective bargaining agreement.  Our production employees at the Chicago facility, other than supervisors, are represented by the Local 1546 United Food & Commercial Workers, International Union and maintenance employees are represented by the Local 399 International Union of Operating Engineers.  Although we consider our labor relations to be good, a strike, walkout or lockout occurred for a significant period of time could have an adverse affect on results of operations.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance express or implied by these forward-looking statements.  Significant factors, including those listed under “Risk Factors” and elsewhere in this reoffer prospectus, could cause our actual results and performance to be materially different from our expectations.

You can generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intends,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that these expectations will prove to have been correct.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.  We are under no duty to update any of the forward-looking statements after the date of this reoffer prospectus.

USE OF PROCEEDS

Vita will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Securityholders.  All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders.  See “Selling Securityholders” and “Plan of Distribution.”

SELLING SECURITYHOLDERS

The table below sets forth information with respect to the beneficial ownership of Selling Securityholders who have acquired options under the Option Plan or shares under the Purchase Plan prior to the filing of the registration statement of which this prospectus is a part.  Beneficial ownership is based upon 7,367,198 shares outstanding as of July 31, 2007.  Shares of common stock subject to options or warrants that are exercisable within 60 days of July 31, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants.  We will pay all expenses of preparing and reproducing this reoffer prospectus and any supplements, but we will not receive any portion of the proceeds of the sale of any such shares.  The Selling Securityholders will pay any and all brokerage commissions charged to sellers in connection with any sales.

Name	Position	Number of Shares That May Be Offered Hereby	% of Shares To Be Beneficially Owned After Shares Offered Hereby Are Sold In The Offering

Martha Corral	Employee	994	*
Chuck Curtis	Former Employee	3,402	*
Michael Depatie	Employee	1,306	*
Michael Ross	Employee	693	*
Steve Divincenzo	Employee	599	*
Joseph Early	Employee	763	*
William Hess	Employee	2,489	*
Randall Siekman	Employee	8,424	*
Mary Smith	Employee	696	*
Henry Williams	Employee	805	*
Bill Zaikos	Employee	3,847	*

Name	Position	Number of Shares That May Be Offered Hereby	% of Shares To Be Beneficially Owned After Shares Offered Hereby Are Sold In The Offering
J. Danny Zambrano	Employee	699	*

Howard Bedford	Director	2,500	53.4
Edward Dolanski	Director	2,500	*
Robert Douglas	Director	2,500	*
David Lipson	Chairman of the Board	2,500	*
John Seramur	Director	2,500	5.3
R. Anthony Nelson	Chief Financial Officer	50,000	*
Michael Pollack	Employee	6,000	*
Steve Petrovich	Employee	15,000	*

	Totals	108,217

*                    Less than 1%

Additional Selling Securityholders may offer up to an additional 391,500 shares of common stock issuable under the Option Plan pursuant to this reoffer prospectus.

PLAN OF DISTRIBUTION

Subject to certain limitations imposed by the Securities Act of 1933, as amended, and subject to certain contractual limitations and the provisions of the Plans, shares of our common stock under the Plans may be sold from time to time directly by or on behalf of a Selling Securityholder in one or more transactions on the American Stock Exchange or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.  The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers.  Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.  All expenses related to the registration of the shares will be paid by Vita Food Products, including the expenses of preparing and reproducing this reoffer prospectus.

In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with.  Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, Selling Securityholders may, at the same time, sell any shares of common stock issued to them under the Plans in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

We can provide no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

We have notified the Selling Securityholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the shares of our common stock offered by this reoffer prospectus will be passed upon for Vita by Much Shelist Denenberg Ament & Rubenstein, P.C., Chicago, Illinois, which serves as the Company’s general counsel.  Jeffrey C. Rubenstein, a principal of Much Shelist Denenberg Ament & Rubenstein, P.C., is the beneficial holder of approximately 101,223 shares of the common stock of Vita Food Products.

EXPERTS

The financial statements incorporated by reference in this Reoffer Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, heretofore filed by Vita with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference, except as superseded or modified herein:

(a)           Vita’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 17, 2007, as amended on May 1, 2007 and May 4, 2007;

(b)           Vita’s Current Report on Form 8-K, filed on April 18, 2007;

(c)           Vita’s Current Report on Form 8-K, filed on April 18, 2007;

(d)           Vita’s Current Report on Form 8-K, filed on April 27, 2007;

(e)           Vita’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 15, 2007;

(f)            Vita’s Current Report on Form 8-K, filed on May 16, 2007;

(g)           Vita’s Current Report on Form 8-K, filed on June 21, 2007;

(h)           Vita’s Current Report on Form 8-K, filed on June 29, 2007;

(i)            Vita’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed on August 14, 2007;

(j)            Vita’s Current Report on Form 8-K, filed on August 14, 2007;

(k)           Vita’s Current Report on Form 8-K, filed on August 21, 2007; and

(l)            The description of the common stock set forth in Vita’s Registration Statement on Form 8-A (File No. 1-12599) filed with the Commission on May 6, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by Vita pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of common stock offered hereby will be passed upon for Vita by Much Shelist Denenberg Ament & Rubenstein, P.C., Chicago, Illinois, which serves as the Company’s general counsel. Jeffrey C. Rubenstein, a principal of Much Shelist Denenberg Ament & Rubenstein, P.C., is the beneficial holder of approximately 101,223 shares of the common stock of Vita.

Item 6. Indemnification of Directors and Officers

The Company’s Articles of Incorporation limit the personal liability of directors to the fullest extent permitted by Nevada law. Nevada law provides that directors or officers of a corporation will not be personally liable for damages for breach of their fiduciary duties as directors or officers, except liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) unlawful payments of dividends. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the Company’s Articles of Incorporation provide that the Company shall to the fullest extent permitted by Nevada law, indemnify any and all persons whom it shall have the power to indemnify under Nevada law from and against any and all expenses, liabilities or other matters referred to or covered by Nevada law. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under the Company’s by-laws, any agreement or vote of shareholders or disinterested directors.

The Company’s By-laws provide that the Company shall indemnify its directors, and officers, employees and other agents for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director, officer, employee or agent of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or any other company or enterprise to which such person provides services at the request of the Company. The Company’s By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification. The Company does not have any separate indemnification agreements with its directors or officers.

The description of Nevada law is not intended to be complete. The description of the Company’s Article of Incorporation and its By-laws is not intended to be complete and is respectively qualified in its entirety by such Articles and By-laws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Title

4.1	Vita Food Products, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit A of the Vita Food Products, Inc. Proxy Statement for its 2007 Annual Meeting).

4.2	Vita Food Products, Inc. 2006 Employee Stock Purchase Plan (incorporated by reference to Exhibit B of the Vita Food Products, Inc. Proxy Statement for its 2007 Annual Meeting).

5.1*	Opinion of Much Shelist Denenberg Ament & Rubenstein, P.C. regarding legality.

23.1*	Consent of BDO Seidman, LLP

23.2*	Consent of Much Shelist Denenberg Ament & Rubenstein, P.C. (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

*                    Filed herewith

Item 9. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities At of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 9, 2007.

VITA FOOD PRODUCTS, INC.

By:	/s/ Clifford K. Bolen
Clifford K. Bolen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on October 9, 2007.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford K. Bolen and R. Anthony Nelson and each of them, his attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Title

/s/ Clifford K. Bolen	President and Chief Executive Officer
Clifford K. Bolen	(Principal Executive Officer)

/s/ R. Anthony Nelson	Chief Financial Officer
R. Anthony Nelson	(Principal Financial and Accounting Officer)

[signatures continued on next page]

S-1

/s/ David Lipson	Chairman of the Board
David Lipson

/s/ Howard Bedford	Director
Howard Bedford

/s/ Stephen D. Rubin	Chairman Emeritus of the Board
Stephen D. Rubin

/s/ John Seramur	Director
John Seramur

/s/ Edward Dolanski	Director
Edward Dolanski

/s/ Robert Douglas	Director
Robert Douglas

/s/ David Allen	Director
David Allen

S-2

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Vita Food Products, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit A of the Vita Food Products, Inc. Proxy Statement for its 2007 Annual Meeting).

4.2	Vita Food Products, Inc. 2006 Employee Stock Purchase Plan (incorporated by reference to Exhibit B of the Vita Food Products, Inc. Proxy Statement for its 2007 Annual Meeting).

5.1*	Opinion of Much Shelist Denenberg Ament & Rubenstein, P.C. regarding legality.

23.1*	Consent of BDO Seidman, LLP

23.2*	Consent of Much Shelist Denenberg Ament & Rubenstein, P.C. (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

*                    Filed herewith

E-1